EXHIBIT 99

                           Greene County Bancorp, Inc.
                       Announces Fiscal Year End Earnings

     Catskill, N.Y. -- (BUSINESS WIRE) - July 31, 2003-- Greene County Bancorp, Inc. (the "Company") (NASDAQ: GCBC), the holding company for The Bank of Greene County (the "Bank"), today reported net income for the quarter and fiscal year ended June 30, 2003. Net income for the year ended June 30, 2003 amounted to $2.2 million, or $1.11 per basic and $1.08 per diluted share as compared to $1.7 million, or $0.84 per basic and $0.82 per diluted share for the year ended June 30, 2002, an increase of $0.5 million, or 29.4%. Net income for the quarter ended June 30, 2003 amounted to $505,000, or $0.25 per basic and diluted share as compared to $460,000, or $0.23 per basic and diluted share for the quarter ended June 30, 2002, an increase of $45,000, or 9.8%. Improvement in net interest income and noninterest income contributed to the overall increase in net income and was partially offset by increases in noninterest expense when comparing the years ended and quarters ended June 30, 2003 and 2002.

     Net interest income increased to $8.7 million for the year and $2.2 million for the quarter ended June 30, 2003 as compared to $7.5 million for the year and $2.0 million for the quarter ended June 30, 2002, improvements of $1.2 million and $0.2 million, or 16.0% and 10.0%, respectively. Net interest spread increased 3 basis points to 3.73% as compared to 3.70% when comparing the years ended June 30, 2003 to 2002 and decreased 12 basis points to 3.62% as compared to 3.74% when comparing the quarters ended June 30, 2003 and 2002. Net interest margin decreased 4 basis points to 3.88% as compared to 3.92% when comparing the years ended June 30, 2003 and 2002 and decreased 17 basis points to 3.75% as compared to 3.92% when comparing the quarters ended June 30, 2003 and 2002. These changes were primarily the result of the continued low interest rate environment and an increase in loan refinancing with other financial institutions, which was partially offset by continued strong loan demand.

     The provision for loan losses for the year ended June 30, 2003 decreased to $180,000 as compared to $218,900 for the year ended June 30, 2002. The decrease in the yearly provision was a result of a large recovery received during the first quarter of the current fiscal year. Recoveries amounted to $66,000 for the year ended June 30, 2003 as compared to $16,000 for the year ended June 30, 2002. The provision for loan losses increased to $75,000 for the quarter ended June 30, 2003 as compared to $60,000 for the quarter ended June 30, 2002 as a result of an increased level of charge-offs and an increased level of commercial loans to total loans. Charge-offs amounted to $150,600 for the year ended June 30, 2003 as compared to $52,300 for the year ended June 30, 2002.

     Noninterest income increased to $2.5 million for the year ended June 30, 2003 as compared to $1.8 million for the year ended June 30, 2002, an increase of $0.7 million or 38.9%. Noninterest income increased to $639,000 for the quarter ended June 30, 2003 as compared to $496,000 for the quarter ended June 30, 2002, an increase of $143,000 or 28.8%. Items contributing to this increase were fees associated with debit card fees, other E-commerce fees and the Overdraft Protection Program, initiated in October 2001. Gains on the sale of real estate owned amounted to $67,200 for the year ended June 30, 2003 as compared to $23,100 for the year ended June 30, 2002. Profit on sale of securities amounted to $21,200 for the year ended June 30, 2003 as compared to $19,000 for the year ended June 30, 2002.

     Noninterest expense increased to $7.8 million from $6.8 million, an increase of $1.0 million or 14.7% when comparing the years ended June 30, 2003 and 2002. Noninterest expense increased to $2.1 million from $1.8 million, an increase of $0.3 million or 16.7% when comparing the quarters ended June 30, 2003 and 2002. Increases in salaries and benefits resulted from the addition of several new positions including additional marketing and computer technology staff, as well as a new employee profit sharing bonus. The Company continues to invest in technology and staff in order to bring customers the highest quality products and services. The Bank has increased its volume of transaction accounts during the timeframes discussed in this release and as a result has increased costs associated with such accounts. The expense for service and data processing of accounts is driven by the number of accounts. Occupancy costs increased due to higher repairs and maintenance costs and real estate taxes.

     The effective tax rate increased to 31.0% for the year ended June 30, 2003, compared to 26.6% for the year ended June 30, 2002. A major reason for the change in effective rate was the decrease in the percentage of income that municipal securities and other tax free investments contributed to total income during the fiscal year.

     Total assets of the Company were $257.0 million at June 30, 2003 as compared to $220.2 million at June 30, 2002, an increase of $36.8 million, or 16.7%. Growth occurred most significantly in investments, which increased $33.7 million to $99.8 million at June 30, 2003 as compared to $66.1 million at June 30, 2002. This growth was primarily funded by increases in interest bearing deposits, which increased $31.0 million to $192.6 million at June 30, 2003 as compared to $161.6 million at June 30, 2002. Money market accounts experienced the largest increases. Investors continue to move money into banks due to the stock market volatility and uncertainty.

         Shareholders' equity increased to $29.1 million at June 30, 2003 from $26.4 million at June 30, 2002, as net income of $2.2 million was partially offset by dividends paid of $591,000. Net unrealized gains associated with the available-for-sale investment portfolio caused accumulated other comprehensive income to increase by approximately $784,000, net of tax.

     Headquartered in Catskill, New York, the Company provides full-service community-based banking in its six branch offices located in Catskill, Cairo, Coxsackie, Greenville, Tannersville, and Westerlo. Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.thebankofgreenecounty.com.

     This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company's pricing, products and services.


                                      For the                For the               For the                For the
                                   Twelve Months          Twelve Months          Three Months          Three Months
                                       Ended                  Ended                 Ended                  Ended
                                   June 30, 2003          June 30, 2002         June 30, 2003          June 30, 2002
                                   -------------          -------------         -------------          -------------

Interest income                           $13,066,381           $12,397,382            $3,262,627             $3,159,193
Interest expense                            4,343,888             4,934,305             1,015,153              1,166,972
Net interest income                         8,722,493             7,463,077             2,247,474              1,992,221
Provision for loan loss                       180,000               218,900                75,000                 60,000
Non-interest income                         2,469,564             1,782,751               638,513                495,621
Non-interest expense                        7,816,776             6,774,016             2,097,495              1,785,912
Income before taxes                         3,195,281             2,252,912               713,492                641,930
Tax provision                                 991,000               600,200               208,100                182,300
Net Income                                 $2,204,281            $1,652,712              $505,392               $459,630

Basic EPS                                       $1.11                 $0.84                 $0.25                  $0.23
Weighted average shares
outstanding                                 1,982,226             1,962,228             1,991,894              1,972,145

Diluted EPS                                     $1.08                 $0.82                 $0.25                  $0.23
Weighted average diluted
shares outstanding                          2,037,181             2,016,031             2,046,728              2,025,796



                                                    As of June 30, 2003      As of June 30, 2002
                                                   ---------------------    ---------------------

Assets
Total cash and cash equivalents                             $16,918,266              $17,832,021
Investment securities, at fair value                         99,831,070               66,088,530
Federal Home Loan Bank stock, at cost                         1,360,600                1,121,100

Gross loans receivable                                      133,711,021              129,727,150
Less:  Allowance for loan losses                            (1,163,825)              (1,068,734)
Less:  Unearned origination fees and costs, net               (337,122)                (285,132)
                                                   ---------------------    ---------------------
Net loans receivable                                        132,210,074              128,373,284

Premises and equipment                                        4,697,653                4,963,621
Accrued interest receivable                                   1,573,825                1,452,104
Prepaid expenses and other assets                               318,495                  296,691
Other real estate owned                                          55,125                   30,229
                                                   ---------------------    ---------------------
      Total Assets                                         $256,965,108             $220,157,580
                                                   =====================    =====================

Liabilities and shareholders' equity
Noninterest bearing deposits                                $25,443,349              $22,067,347
Interest bearing deposits                                   192,601,576              161,646,281
                                                   ---------------------    ---------------------
      Total deposits                                        218,044,925              183,713,628

FHLB borrowing                                                8,000,000                9,000,000
Accrued interest and other liabilities                        1,722,294                  911,959
Accrued income taxes                                             73,024                  131,287
                                                   ---------------------    ---------------------
         Total liabilities                                  227,840,243              193,756,874
Total shareholders' equity                                   29,124,865               26,400,706
                                                   ---------------------    ---------------------
      Total liabilities and shareholders' equity           $256,965,108             $220,157,580
                                                   =====================    =====================
Common shares outstanding                                     2,041,543                2,024,835


                                           At and For the        At and For the           For the              For the
                                            Twelve Months         Twelve Months         Three Months         Three Months
                                                Ended                 Ended                Ended                Ended
                                            June 30, 2003         June 30, 2002        June 30, 2003        June 30, 2002
                                          ------------------    ------------------    -----------------    -----------------

               Selected Financial Ratios
Return on average assets                              0.92%                 0.82%                0.80%                0.85%
Return on average equity                              7.93%                 6.46%                7.02%                7.03%
Net interest rate spread                              3.73%                 3.70%                3.62%                3.74%
Net interest margin                                   3.88%                 3.92%                3.75%                3.92%
Non-performing assets to total assets                 0.11%                 0.16%
Non-performing loans to total loans                   0.16%                 0.26%
Allowance for loan loss to
      non-performing loans                          528.14%               321.07%
Allowance for loan loss to net loans                  0.88%                 0.83%
Shareholders' equity to total assets                 11.33%                11.99%
Book value per share                                $14.56                $13.37


Contact: J. Bruce Whittaker, President and CEO
Michelle Plummer, CFO and Treasurer
Phone:   518-943-2600